EXHIBIT 5.1

March 20, 2025

PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232

Re:	PacifiCorp’s $850,000,000 7.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

Ladies and Gentlemen:
    We have acted as special counsel to PacifiCorp, an Oregon corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) of $850,000,000 in aggregate principal amount of the Company’s 7.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “Notes”) pursuant to a registration statement on Form S-3 (333-281019) (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”), dated July 25, 2024, and the supplement to the Prospectus dated March 18, 2025 (the “Prospectus Supplement”). The Notes will be issued under the Indenture, dated as of March 20, 2025, between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of March 20, 2025 between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and sold by the Company pursuant to the Underwriting Agreement, dated March 18, 2025, among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).
    In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (a) information in public authority documents (and any opinion based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.
    In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
    Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company to duly authorize the proposed issuance of the Notes, we are of the opinion that, when (a) the terms of the Notes have been established in accordance with the Base Indenture, (b) the First Supplemental Indenture has been duly authorized and validly executed and delivered by the Company and the Trustee thereunder and (c) the Notes have been executed and authenticated in accordance with the terms of the Indenture, and issued and delivered in accordance with the terms of the Underwriting Agreement against payment of the consideration set forth therein and as contemplated by the Registration Statement and the Prospectus Supplement, the Notes will constitute binding obligations of the Company.

The foregoing opinion is subject to the following exclusions and qualifications:
(a)    Our opinion is as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.
(b)    We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.
(c)    We express no opinion concerning any laws other than the laws in their current forms of the State of Oregon and the State of New York, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinion set forth herein.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP